Exhibit 99.1

      The Cheesecake Factory to Present at Investment Conferences in June;
                      Holds Annual Meeting of Stockholders

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--May 27, 2004--Management of The Cheesecake Factory Incorporated (Nasadaq:CAKE) will be presenting at three investment conferences during the month of June 2004. The dates and times of the live presentations are as follows:

    -- June 9, 2004 - 10:50 a.m. Eastern Daylight Time: Piper Jaffray Consumer Conference (New York).

    -- June 15, 2004 - 4:45 p.m. Eastern Daylight Time: Thomas Weisel Partners Annual Growth Forum (Laguna Beach).

    -- June 23, 2004 - 2:00 p.m. Eastern Daylight Time: William Blair & Company 24th Annual Growth Stock Conference (Chicago).

    Investors may listen to each presentation live through the Internet by selecting the "Audio Webcasts" option under the "Investor" section of the Company's website located at http://www.thecheesecakefactory.com. An archived webcast will also be available for thirty days following each presentation.
    The Company held its annual meeting of stockholders on May 18, 2004. Stockholders re-elected independent director Thomas Gregory to the Company's Board of Directors for a three-year term and until his successor is elected and qualified. Stockholders also approved the Company's Amended and Restated Year 2000 Omnibus Performance Stock Incentive Plan ("2000 Stock Plan"), the Amended and Restated 2001 Omnibus Stock Incentive Plan (the "2001 Stock Plan") and an amendment to the Non-Employee Director Stock Option Plan. Under each of the three plan amendments and restatements, stockholders approved an increase in the number of shares authorized for issuance. Stockholders also approved five additional types of incentive awards, in addition to stock options, that may be granted under the 2000 Stock Plan and the 2001 Stock Plan.
    The Cheesecake Factory Incorporated operates 75 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors.
    Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.


    CONTACT: The Cheesecake Factory Incorporated, Calabasas Hills
             Jane Vallaire, 818-871-3000